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                                                                  Conformed Copy

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT is dated as of the 18th day of May, 2000 by and among Transkaryotic Therapies, Inc., a Delaware corporation with its principal office at 195 Albany Street, Cambridge, MA 02139 (the "Company"), and the several purchasers named in the attached EXHIBIT A (individually, a "Purchaser" and collectively, the "Purchasers").

     WHEREAS, the Company desires to issue and sell to the Purchasers pursuant to this Agreement shares (the "Shares") of its Series A Convertible Preferred Stock, which Shares are, or will be upon issuance, convertible into authorized but unissued shares of common stock, $.01 par value per share, of the Company (the "Common Stock"); and

     WHEREAS, the Purchasers, severally, wish to purchase the Shares on the terms and subject to the conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

     (a) "Affiliate" of a party means any corporation or other business entity controlled by, controlling or under common control with such party. For this purpose "control" shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting or income interest in such corporation or other business entity.

     (b) "Disclosure Documents" means the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1999, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, the Company's Proxy Statement for its Annual Meeting of Stockholders on June 15, 2000, the Company's Current Report on Form 8-K filed on April 28, 2000 together in each case with any documents incorporated by reference therein, and any disclosure schedule delivered by the Company to the Purchasers simultaneously with the execution of this Agreement.

     (c) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

     (d) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     (e) "Initial Closing Date" shall mean the date of the Initial Closing.



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     (f) "Registration Rights Agreement" shall mean that certain Registration
Rights Agreement, among the Company and the Purchasers, in the form of EXHIBIT C attached hereto.

     (g) "SEC" shall mean the Securities and Exchange Commission.

     (h) "Second Closing Date" shall mean the date of the Second Closing.

     (i) "Securities Act" shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

     (j) "Warburg" shall refer collectively to all of the Purchasers.

     2. Authorization, Purchase and Sale of Shares.

     2.1 Authorization of Series A Preferred Stock. The Company has, or before the Initial Closing Date will have, authorized and created a series of its preferred stock consisting of 10,000 shares, par value $0.01 per share, designated as its "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The terms, limitations and relative rights and preferences of the Series A Preferred Stock are set forth in the Certificate of Designation, Number, Voting Powers, Preferences and Rights of the Series A Convertible Preferred Stock of the Company, which has been filed or will be filed before the Initial Closing Date with the Secretary of State of the State of Delaware and a copy of which is attached hereto as EXHIBIT B (the "Certificate of Designation").

     2.2 Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally, hereby agrees to purchase from the Company, at the Closings, the number of shares of Series A Preferred Stock set forth opposite the name of such Purchaser under the heading "Number of Shares to be Purchased" on EXHIBIT A hereto with respect to each applicable Closing, at a purchase price of $10,000 per share (the "Purchase Price"). The total purchase price payable by each Purchaser for the number of shares of Series A Preferred Stock that such Purchaser is hereby agreeing to purchase at each Closing is set forth opposite the name of such Purchaser under the heading "Initial Closing Purchase Price" and "Second Closing Purchase Price", respectively, on EXHIBIT A hereto. The aggregate purchase price payable by the Purchasers to the Company for all of the Shares shall be $100 million.

     2.3 Closing.

     (a) The initial closing (the "Initial Closing"), which shall involve the sale and purchase of 9,000 Shares under this Agreement, shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts on the third business day after the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares shall have expired or been terminated. At the Initial Closing, the Company shall deliver to each of the


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Purchasers a certificate for the number of Shares being purchased at the Initial
Closing by such Purchaser, registered in the name of such Purchaser, against payment to the Company of the purchase price therefor set forth opposite the name of such Purchaser on EXHIBIT A, under the caption "Initial Closing Purchase Price," by wire transfer to the Company.

     (b) The second closing (the "Second Closing"), which shall involve the sale and purchase of 1,000 Shares under this Agreement, shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts on the third business day following the later of (x) the expiration of the waiting period (and any extension thereof) under the HSR Act or (y) the meeting of stockholders of the Company at which the increase in authorized Common Stock of the Company contemplated by Section 3.2(b) shall have occurred. At the Second Closing, the Company shall deliver to each of the Purchasers a certificate for the number of Shares being purchased at the Second Closing by such Purchaser, registered in the name of such Purchaser, against payment to the Company of the purchase price therefor set forth opposite the name of such Purchaser on EXHIBIT A, under the caption "Second Closing Purchase Price," by wire transfer to the Company.

     (c) The Initial Closing and the Second Closing are collectively referred to as the "Closings". If the Initial Closing Date does not occur on or before July 31, 2000, this Agreement shall automatically terminate and be of no further force and effect; provided, however, that such termination shall not release any party from liability for any breach of this Agreement by such party that occurs prior to such termination. The obligations of the parties to effect the transactions to be effected at the Second Closing shall terminate if the Second Closing does not occur on or before December 31, 2000; provided, however, that such termination shall not release any party from liability for any breach of this Agreement by such party that occurs prior to such termination.

     3. Representations and Warranties of the Company. Except as set forth in the Disclosure Documents, the Company hereby represents and warrants to each of the Purchasers as follows.

     3.1 Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect upon the Company. The Company has all requisite corporate power and authority to carry on its business as now conducted. The Company has no subsidiaries.

     3.2 Capitalization.

     (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, par value $0.01 per share. As of the date of this Agreement, there are no shares of Preferred Stock issued and outstanding. The number of outstanding shares of Common Stock as of March 31, 2000 is as set forth in the Disclosure Documents. Except for the issuance of shares


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of Common Stock pursuant to the exercise of outstanding options granted pursuant to the Company's option plans, including such options granted after March 31, 2000, the Company has not issued any capital stock since March 31, 2000 except as described in or contemplated by the Disclosure Documents and this Agreement. Except as set forth in or contemplated by the Disclosure Documents and this Agreement, and except for the issuance of options to purchase shares of the Company's Common Stock pursuant to the Company's option plans, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests.

     (b) Prior to the Initial Closing Date, the Company will have filed the Certificate of Designation with the Secretary of State of the State of Delaware designating 10,000 shares of its preferred stock as Series A Preferred Stock and, after such filing, the Company's authorized preferred stock will include such Series A Preferred Stock. Prior to the Second Closing Date, subject to approval thereof by the Company's stockholders, the Company will have filed an amendment to its Amended and Restated Certificate of Incorporation authorizing an additional 70,000,000 shares of Common Stock (the "Common Stock Charter Amendment") with the Secretary of State of the State of Delaware and will have issued the 9,000 Shares to be issued at the Initial Closing.

     3.3 Authorization. Except for approval of the Common Stock Charter Amendment by the Company's Stockholders and the filing of such amendment with the Secretary of the State of Delaware, all corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Series A Preferred Stock and the Common Stock Charter Amendment and the filing of the Certificate of Designation, the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated herein and therein has been taken. When executed and delivered by the Company, each of this Agreement and the Registration Rights Agreement shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, and except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. The Company has all requisite corporate power to enter into this Agreement and the Registration Rights Agreement and to carry out and perform its obligations under the terms of this Agreement and the Registration Rights Agreement. The Board of Directors of the Company has taken all action necessary to render inapplicable, as it relates to the Purchasers, the provisions of
Section 203 of the General Corporation Law of Delaware. At or prior to the Initial Closing, the Company will have reserved for issuance the shares of Common Stock initially issuable upon conversion of the Series A Preferred Stock to be issued at the Initial Closing. Subject to the approval by its stockholders of the Common Stock Charter Amendment and the filing of such amendment with


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the Secretary of State of the State of Delaware, the Company will have reserved for issuance the shares of Common Stock initially issuable upon conversion of the Series A Preferred Stock to be issued at the Second Closing.

     3.4 Valid Issuance of the Shares. The Shares being purchased by the Purchasers hereunder will, upon issuance pursuant to the terms hereof, be duly authorized and validly issued, fully paid and non-assessable shares of Series A Preferred Stock, free of preemptive or similar rights. Upon their issuance in accordance with the terms of the Series A Preferred Stock, the shares of Common Stock issuable upon conversion of the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, free of all preemptive or similar rights.

     3.5 Financial Statements. The financial statements of the Company included in the Disclosure Documents present fairly, in all material respects, the consolidated financial condition of the Company, results of operations and cash flows as of the dates and for the periods indicated. Such financial statements are fairly presented, in all material respects, in accordance with generally accepted accounting principles (except in the case of quarterly financial statements for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments which, individually, and in the aggregate, will not be material). Since March 31, 2000, the Company has not incurred any material liabilities or obligations, direct or contingent, other than in the ordinary course of business, and there has been no material adverse change (actual or, to the Company's knowledge, threatened) in the assets, liabilities (contingent or other), affairs, operations, prospects or condition (financial or other) of the Company, other than the continued incurrence of losses in the ordinary course of business.

     3.6 Disclosure Documents. The information contained or incorporated by reference in the Disclosure Documents was true and correct in all material respects as of the respective dates of the filing thereof with the SEC; and, as of such respective dates, the Disclosure Documents did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.7 Consents. All consents, approvals, orders and authorizations required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated herein and therein, other than the
(i) expiration of the applicable HSR Act waiting period, (ii) the appropriate notification to the Nasdaq National Market, (iii) stockholder approval of the Common Stock Charter Amendment and the filing of such amendment with the Secretary of State of the State of Delaware and (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, have been obtained and will be effective as of the Initial Closing Date, other than such filings required to be made after each Closing under applicable federal and state securities laws.

     3.8 No Conflict. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company and the consummation of the transactions


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contemplated hereby and thereby will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the Certificate of Incorporation or By-laws of the Company or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its properties or assets.

     3.9 Brokers or Finders. The Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.10 Nasdaq National Market. The Common Stock is listed on the Nasdaq National Market System, and there are no proceedings to revoke or suspend such listing.

     3.11 Absence of Litigation. Except as set forth in the Disclosure Documents, there is no action, suit or proceeding or, to the Company's knowledge, any investigation, pending, or to the Company's knowledge, threatened by or before any governmental body against the Company and in which an unfavorable outcome, ruling or finding in any said matter, or for all matters taken as a whole, would reasonably be expected to have a material adverse effect on the Company. The foregoing includes, without limitation, any such action, suit, proceeding or investigation that questions this Agreement or the Registration Rights Agreement or the right of the Company to execute, deliver and perform under same.

     4. Representations and Warranties of the Purchasers. Each Purchaser severally for itself, and not jointly with the other Purchasers, represents and warrants to the Company as follows:

     4.1 Authorization. All action on the part of such Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated herein and therein has been taken. Each of this Agreement and the Registration Rights Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. Such Purchaser has all requisite power to enter into each of this Agreement and the Registration Rights Agreement and to carry out and perform its obligations under the terms of this Agreement and the Registration Rights Agreement.

     4.2 Purchase Entirely for Own Account, Etc. Such Purchaser is acquiring the Shares for its own account, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act. Except as contemplated by this Agreement, such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Shares. Such Purchaser is a partnership that has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Shares or any shares of Common Stock issuable upon conversion of the Shares.


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     4.3 Investor Status; Etc. Such Purchaser certifies and represents to the
Company that at the time such Purchaser acquires any of the Shares, such Purchaser will be an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser's financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

     4.4 Shares Not Registered. Such Purchaser understands that the Shares (and any shares of Common Stock issuable upon conversion of the Shares) have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Shares (and any shares of Common Stock issuable upon conversion of the Shares) must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

     4.5 No Conflict. The execution and delivery of this Agreement and the Registration Rights Agreement by such Purchaser and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets.

     4.6 Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

     4.7 Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein, other than the expiration of the applicable HSR Act waiting period, have been obtained and will be effective as of the Closing Date.

     5. Covenants.

     5.1. HSR Act Filing. The Company and the Purchasers shall, as soon as practicable after the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the


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Department of Justice (the "Antitrust Division") relating to the transaction contemplated by this Agreement and shall use their reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     5.2 Board Nominees. The Company will nominate, recommend the election by the Company's stockholders and use its best efforts to effect the election as directors of (a) two (2) individuals designated by Warburg, acceptable to the Company's Board of Directors acting in good faith, for so long as Warburg owns beneficially (within the meaning of Rule 13d-3 under the Exchange Act) at least 20% of the outstanding shares of Common Stock (including as outstanding for this purpose shares of Common Stock issuable upon conversion of the Series A Preferred Stock), and (b) one (1) individual designated by Warburg, acceptable to the Company's Board of Directors acting in good faith, for so long as Warburg owns beneficially (within the meaning of such Rule 13d-3) at least (i) 10% of the outstanding shares of Common Stock (including as outstanding for this purpose shares of Common Stock issuable upon conversion of the Series A Preferred Stock) or (ii) 90% of the Shares purchased pursuant to this Agreement (or shares of Common Stock issuable upon conversion of such Shares). Any director elected by the holders of the Series A Preferred Stock shall be deemed to be a director satisfying the requirements of this Section 5.2. Any vacancy created by the death, disability, retirement or removal of any such individual shall be filled by an individual similarly designated by Warburg and acceptable to the Company's Board of Directors acting in good faith.

     5.3 Standstill. Each of the Purchasers and Warburg, Pincus & Co., the sole general partner of each of the Purchasers ("WP"), hereby agree that, for a period of five years from the date of this Agreement, neither WP, the Purchasers nor any Affiliate or others with whom WP is acting in concert will, directly or indirectly, and WP will not, for its own account, without the prior written consent of the Board:

     (a) acquire or agree to acquire, publicly offer, or make any public proposal with respect to the possible acquisition of (A) beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any securities of the Company in excess of the thirty percent (30%) of the then outstanding shares of Common Stock (including as outstanding for this purpose shares of Common Stock issuable upon conversion of the Series A Preferred Stock), (B) any Company business or any substantial part of the Company's assets, or any subsidiary or division thereof or successor to the Company, or (C) any rights or options to acquire any of the foregoing from any Person;

     (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules under the Exchange Act), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;

     (c) make any public announcement with respect to any transaction or proposed or contemplated transaction between the Company or any of its security holders and the Purchasers or WP, including, without limitation, any tender or exchange offer, merger or other business combination or acquisition of a material portion of the assets of the Company;


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     (d) publicly propose or publicly disclose an intent to propose any form of business combination, acquisition, restructuring, recapitalization or other similar transaction relating to the Company;

     (e) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to the Company in connection with any of matters referred to in clauses (a)-(d) above;

     (f) publicly disclose any intention, plan or arrangement inconsistent with the foregoing;

     (g) publicly request the Company, directly or indirectly, to amend or waive any provisions of this Section 5.3; or

     (h) take any action which would be reasonably likely to require the Company to make a public announcement regarding a possible transaction involving the Company.

Notwithstanding the foregoing, (i) the provisions of this Section 5.3 shall not limit or restrict any designees of Warburg who are members of the Company's Board of Directors pursuant to Section 5.2 from taking any actions in their capacities as such members of the Company's Board of Directors, and (iii) this
Section 5.3 shall not affect the Company's obligations under Section 5.2.

     5.4 Covenant Pending Each Closing. Between the date of this Agreement and the date of each Closing, the Company will promptly advise the Purchasers of any action or event of which it becomes aware which has the effect of making incorrect any of the Company's representations or warranties or which has the effect of rendering any of the Company's covenants incapable of performance.

     5.5 Reasonable Efforts. All of the parties to this Agreement shall use commercially reasonable efforts to cause the conditions to each Closing to be satisfied as promptly as reasonably practicable. In this connection, the Company shall seek confirmation from the NASDAQ National Market that the voting provisions of the Series A Preferred Stock are consistent with its qualification requirements; provided, however, that if such voting provisions would adversely affect the continued listing of the Company's Common Stock on the NASDAQ National Market, the parties shall agree in good faith to an appropriate modification of such provisions to eliminate such adverse effect.

     6. Conditions Precedent.

     6.1. Conditions to the Obligation of the Purchasers to Consummate each Closing. The obligation of each Purchaser to consummate the transactions to be consummated at a Closing and to purchase and pay for the Shares being purchased by it at such Closing pursuant to this Agreement is subject to the satisfaction of the following conditions precedent:


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     (a) The representations and warranties contained herein of the Company shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by each Purchaser that, in the case of any representation and warranty of the Company contained herein (i) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 6.1 (a) or (ii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date in order to satisfy as to such representation and warranty the condition precedent set forth in the foregoing provisions of this Section 6.1(a)), provided, however, .that the occurrence of any event or circumstance specified on Schedule 6.1(a) hereto between the date hereof and the applicable Closing Date shall not be deemed to result in any representation or warranty in this Agreement being untrue or incorrect on and as of such Closing Date.

     (b) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to such Closing Date.

     (c) The Purchasers shall have received a certificate, dated such Closing Date, signed by each of the President and the Chief Financial Officer of the Company, certifying on behalf of the Company, that the conditions specified in the foregoing Sections 6.1(a) and (b) have been fulfilled.

     (d) The Registration Rights Agreement shall have been executed and delivered by the Company.

     (e) The purchase of and payment for the Shares by the Purchasers shall not be prohibited or enjoined by any law or governmental or court order or regulation.

     (f) The Purchasers shall have received from the Company's counsel, Hale and Dorr LLP, an opinion substantially in the form of EXHIBIT D hereto.

     (g) All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at such Closing shall be reasonably satisfactory in form and substance to the Purchasers and their counsel, Willkie Farr & Gallagher, and the Purchasers and their counsel shall have received copies (executed or certified, as may be appropriate) of all documents which the Purchasers or their counsel may have reasonably requested in connection with such transactions.

     (h) The waiting period under the HSR Act shall have expired or been terminated.

     (i) The Certificate of Designation shall have been filed by the Company with the Secretary of State of the State of Delaware.


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


     (j) In the case of the Second Closing, the Common Stock Charter Amendment shall have been approved by the Company's stockholders and filed by the Company with the Secretary of State of the State of Delaware.

     (k) The Company shall have filed an Additional Listing Application with the Nasdaq National Market for the shares of Common Stock to be issued upon conversion of the Shares purchased at such Closing.

     6.2. Conditions to the Obligation of the Company to Consummate each Closing. The obligation of the Company to consummate the transactions to be consummated at a Closing and to issue and sell to each of the Purchasers the Shares to be purchased by it at such Closing pursuant to this Agreement is subject to the satisfaction of the following conditions precedent:

     (a) The representations and warranties contained herein of such Purchaser shall be true and correct on and as of such Closing Date with the same force and effect as though made on and as of such Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of each Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 6.2(a)).

     (b) The Registration Rights Agreement shall have been executed and delivered by each Purchaser.

     (c) The Purchasers shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Purchasers on or prior to such Closing Date.

     (d) The sale of the Shares by the Company shall not be prohibited or enjoined by any law or governmental or court order or regulation.

     (e) Each of the other Purchasers shall have purchased, in accordance with this Agreement, the number of shares of Series A Preferred Stock set forth opposite its name with respect to such Closing under the heading "Number of Shares to be Purchased" as set forth on Exhibit A hereto.

     (f) All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at such Closing shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received counterpart originals, or certified or other copies of all documents, including without limitation records of corporate or other proceedings, which it may have reasonably requested in connection therewith.


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     (g) The waiting period under the Hartt-Scott-Rodino Act shall have expired or been terminated.

     (h) The Certificate of Designation shall have been filed by the Company with the Secretary of State of the State of Delaware.

     (i) In the case of the Second Closing, the Common Stock Charter Amendment shall have been approved by the Company's stockholders and filed by the Company with the Secretary of State of the State of Delaware.

     (j) The Company shall have filed an Additional Listing Application with the Nasdaq National Market for the shares of Common Stock to be issued upon conversion of the Shares purchased at such Closing.

     7. Transfer, Legends.

     7.1. Securities Law Transfer Restrictions. No Purchaser shall sell, assign, pledge, transfer or otherwise dispose or encumber any of the Shares being purchased by it hereunder or any shares of Common Stock issuable upon conversion of the Shares, except (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under the Securities Act and applicable state securities laws and, if requested by the Company, upon delivery by such Purchaser of an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws. Any transfer or purported transfer of the Shares or underlying shares of Common Stock in violation of this Section 7.1 shall be voidable by the Company. The Company shall not register any transfer of the Shares or underlying shares of Common Stock in violation of this Section 7.1. The Company may, and may instruct any transfer agent for the Company, to place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 7.1.

     7.2. Legends. Each certificate representing any of the Shares, and each certificate representing any shares of Common Stock issuable upon conversion of the Shares, shall be endorsed with the legends set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF

COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT."

     8. Miscellaneous Provisions.

     8.1 Public Statements or Releases. None of the Purchasers shall make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the transactions provided for herein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed, provided that nothing in this Section
8.1 shall prevent any of the parties hereto from making such public announcements as it may consider necessary in order to satisfy its legal obligations, but to the extent not inconsistent with such obligations, it shall provide the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

     8.2 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

     8.3 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

     8.4 Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

     8.5 Notices.

     (a) Any notices, reports or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be sent by postage prepaid first class mail, courier or fax or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

     (b) All correspondence to the Company shall be addressed as follows:

         Daniel E. Geffken, Vice President--
              Finance and Chief Financial Officer

         Transkaryotic Therapies, Inc.
         195 Albany Street
         Cambridge, MA 02139

         With a copy to:

         David E. Redlick, Esq.
         Hale and Dorr, LLP
         60 State Street
         Boston, MA  02109

     (c) All correspondence to any Purchaser shall be sent to such Purchaser at the address set forth in EXHIBIT B.

     (d) Any entity may change the address to which correspondence to it is to be addressed by notification as provided for herein.

     8.6 Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

     8.7 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

     8.8 Governing Law; Injunctive Relief.

     (a) This Agreement shall be governed by and construed in accordance with the internal and substantive laws of Delaware and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

     (b) Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an "Irreparable Breach"). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any state or federal court in Delaware, equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party's reasonable costs, including attorney's fees, incurred in connection with defending such action. Such remedies shall not be the parties' exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

     8.9 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

     8.10 Expenses. The Company shall pay the reasonable fees and expenses of Warburg incurred in connection with its due diligence related to its investment in the Shares and in connection with the negotiation, preparation, execution and delivery of this Agreement, the Registration Rights Agreement and the other instruments and agreements entered into pursuant to this Agreement, and any amendments to the same, up to an aggregate amount of $125,000, said payment to be made no later than 30 days after a bill for such fees and expenses has been sent by Warburg to the Company.

     8.11 Assignment. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. Neither party may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the other party.

     8.12 Survival. The respective representations and warranties given by the parties hereto, and the other covenants and agreements contained herein (other than the covenants and agreements in Sections 5.2 and 5.3 of this Agreement, which shall survive without limitation), shall survive the Closings and the consummation of the transactions contemplated herein for a period of two years, without regard to any investigation made by any party.

     8.13 Entire Agreement. This Agreement and the Registration Rights Agreement together constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Purchasers beneficially holding in the aggregate at least a majority of the Common Stock of the Company issued or issuable upon the conversion of the Shares.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

                                        TRANSKARYOTIC THERAPIES, INC.

                                        By: /s/ DANIEL E. GEFFKEN
                                            ------------------------------
                                        Name:  Daniel E. Geffken
                                        Title: VP, Finance; Chief Financial
                                               Officer

WARBURG, PINCUS EQUITY PARTNERS, L.P.

By:  WARBURG, PINCUS & CO.,
General Partner

By: /s/ JONATHAN LEFF
    ------------------------------
Name:  Jonathan Leff
Title: Partner

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.

By:  WARBURG, PINCUS & CO.,
General Partner

By: /s/ JONATHAN LEFF
    ------------------------------
Name:  Jonathan Leff
Title: Partner

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.

By:  WARBURG, PINCUS & CO.,
General Partner

By: /s/ JONATHAN LEFF
    ------------------------------
Name:  Jonathan Leff
Title: Partner

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.

By:  WARBURG, PINCUS & CO.,
General Partner

By: /s/ JONATHAN LEFF
    ------------------------------
Name:  Jonathan Leff
Title: Partner

For purposes of Section 5.3:

WARBURG, PINCUS & CO.,
General Partner

By: /s/ JONATHAN LEFF
    ------------------------------
Name:  Jonathan Leff
Title: Partner

                                    Exhibit A

                                                               Initial                            Second
                                           Aggregate         Closing No.    Initial Closing     Closing No.     Second Closing
      Investor Name and Address         Number of Shares      of Shares      Purchase Price      of Shares      Purchase Price
      -------------------------         ----------------      ---------      --------------      ---------      --------------
Warburg, Pincus Equity Partners, L.P.        9,450             8,505          $85,050,000            945           $9,450,000
466 Lexington Avenue
New York, NY 10017
Facsimile: (212) 878-9351
Attention:  Mr. Jonathan Leff

Warburg, Pincus Netherlands Equity             300               270           $2,700,000             30             $300,000
  Partners I, C.V.
466 Lexington Avenue
New York, NY 10017
Facsimile: (212) 878-9351
Attention:  Mr. Jonathan Leff

Warburg, Pincus Netherlands Equity             200               180           $1,800,000             20             $200,000
  Partners II, C.V.
466 Lexington Avenue
New York, NY 10017
Facsimile: (212) 878-9351
Attention:  Mr. Jonathan Leff

Warburg, Pincus Netherlands Equity              50                45             $450,000              5              $50,000
Partners III, C.V.
466 Lexington Avenue
New York, NY 10017
Facsimile: (212) 878-9351
Attention:  Mr. Jonathan Leff

                             DISCLOSURE SCHEDULE FOR
                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG
                          TRANSKARYOTIC THERAPIES, INC.
                       AND SEVERAL PURCHASERS COLLECTIVELY
                            KNOWN AS "WARBURG PINCUS"


                               DATED: May 18, 2000

3.1 Incorporation
    -------------

(a) TKT Securities Corp., organized to do business under the laws of the Commonwealth of Massachusetts, is a wholly-owned subsidiary of the Company.

(b) TKT Europe - 5S AB, organized to do business under the laws of Sweden, is an 80% owned subsidiary of the Company. This subsidiary was organized to market the Company's Niche Protein products in Sweden and other European countries. The Company is obligated to fund this entity's operating losses. The Company is also obligated under certain put and call arrangements relating to the capital stock not owned by the Company.

3.2 Capitalization
    --------------

The Company's option plans provide that the Company may issue up to 4,250,000 shares of Common Stock. As of March 31, 2000, options to purchase 2,335,381 shares of Common Stock were outstanding. Subsequent to March 31, 2000, the Company may issue additional options to purchase shares of its Common Stock under its stock option plans.

3.3 Authorization
    -------------

None

3.4 Valid Issuance of the Shares
    ----------------------------

None

3.5 Financial Statements
    --------------------

(a) See Section 3.1(b).

(b) The Company is presently engaged in negotiations with the Massachusetts Institute of Technology for the long term lease of over 125,000 square feet of office and laboratory space in Cambridge, Massachusetts. This lease would be a material liability of the Company.

(c) On May 15, 2000, the trial between the Company and Amgen Inc. opened. The trial will decide Amgen's allegations that the Company's Gene-Activated erythopoietin ("GA-EPO") and processes for producing GA-EPO infringe Amgen's U.S. Patent Nos. 5,547,933, 5,618,698, 5,621,080, 5,756,349 and 5,955,422. If
the outcome of the trial is not favorable to the Company, the Company's prospects may be materially and adversely affected. In connection with the trial, on April 26, 2000, the U.S. District Court of

Massachusetts granted Amgen, Inc.'s Motion for Summary Judgment of literal infringement on Claim 1 of U.S. Patent No. 5,955,422.

(d) On May 2, 2000, Genzyme General announced completion of a preliminary analysis of the results of a phase 3 trial involving Fabrazyme and its intent to file a Biologics License Application with the Food and Drug Administration.

3.6 Disclosure Documents
    --------------------

None

3.7 Consents
    --------

None

3.8 No Conflict
    -----------

None

3.9 Brokers or Finders
    ------------------

None

3.10 Nasdaq National Market
     ----------------------

None

3.11 Absence of Litigation
     ---------------------

See Section 3.5(c).